Exhibit 99.1

Contact:

Media	Investor Relations
Rich Tauberman	Eva Huston
MWW Group (for Verisk Analytics)	Treasurer and Head of Investor Relations
202-585-2282	Verisk Analytics, Inc.
rtauberman@mww.com	201-469-2142
eva.huston@verisk.com
Verisk Analytics, Inc., Reports Second-Quarter 2011 Financial Results
Delivers 16.2% Revenue Growth and 24.2% Diluted Adjusted EPS Growth
JERSEY CITY, N.J., August 2, 2011 (GLOBE NEWSWIRE) — Verisk Analytics, Inc. (Nasdaq: VRSK), a leading source of information about risk, today announced results for the second quarter ended June 30, 2011:
Financial Highlights
See Tables 4 and 5 for a reconciliation of non-GAAP financial measures to the relevant GAAP measures.
•	Diluted GAAP earnings per share (diluted GAAP EPS) were $0.38 for second-quarter 2011. Diluted adjusted earnings per share (diluted adjusted EPS) were $0.41 for second-quarter 2011, an increase of 24.2% versus the same period in 2010.
•	Total revenue increased 16.2% for second-quarter 2011. Revenue growth in the second quarter was driven by a 26.7% increase in Decision Analytics revenue with additional contribution from the 4.6% growth in Risk Assessment revenue. Excluding the impact of recent acquisitions, total revenue grew 8.8% for second-quarter 2011.
•	EBITDA increased 15.7% to $143.6 million for second-quarter 2011, including the benefit of an acquisition related liability adjustment of $3.4 million. EBITDA margin was 43.9% for second-quarter 2011.
•	Net income was $65.6 million for second-quarter 2011 and adjusted net income was $70.9 million, increasing 12.3% and 13.4%, respectively, versus the comparable period in 2010.
•	In second-quarter 2011, the company repurchased a total of $143.6 million of its common stock under its existing repurchase program. On July 18, the company announced an increase of $150 million to its share repurchase authorization.
•	The company completed two acquisitions in the quarter to enhance its analytical solutions for the healthcare vertical. On April 27, Verisk acquired Bloodhound Technologies, a premier provider of real-time pre-adjudication claims editing for healthcare payers, for approximately $82 million and on June 17, acquired Health Risk Partners (HRP), a provider of solutions to optimize revenue, ensure compliance and improve quality of care, for approximately $60 million.

Frank J. Coyne, chairman and chief executive officer, stated, “We are pleased to see both solid growth in the quarter and the meaningful contributions of our acquisition activity. Our insurance-facing solutions in Decision Analytics continue to grow organically at a double-digit rate, supporting our thesis of the sizeable opportunity available through cross-selling. Risk Assessment continues to be a steady contributor, and we see opportunity for it to accelerate over the longer term as aggregate premiums in the property/casualty insurance market continue to improve.
“We improved performance for our mortgage solutions despite the challenging market conditions. For the quarter, we grew revenue for these solutions in the high-single digits. We continue to be as nimble as possible in responding to the uncertain environment for our underwriting and forensic audit customers.
“Healthcare continues to be an area of focus for us because of our capabilities and the sizeable market opportunity we see. The addition of Bloodhound and Health Risk Partners to our solution set gives us additional offerings —with strong ROI potential— for both existing and new customers.
“We are pleased to be able to identify strategic acquisition opportunities while also buying our shares at attractive prices, enhancing returns to shareholders. Our incremental share repurchase authorization announced in July provides us with the flexibility to continue to be opportunistic in our deployment of capital for optimal return,” concluded Coyne.
Summary of Results for Second-Quarter 2011
Table 1

	Three Months Ended			Year-to-Date
	June 30,		Change	June 30,		Change
	2011	2010	%	2011	2010	%

Revenues	$327,280	$281,677	16.2%	$640,149	$557,831	14.8%
EBITDA	$143,550	$124,039	15.7%	$282,607	$247,686	14.1%
Net Income	$65,577	$58,404	12.3%	$131,453	$113,779	15.5%
Adjusted Net Income	$70,903	$62,546	13.4%	$141,852	$124,592	13.9%
Diluted GAAP EPS	$0.38	$0.31	22.6%	$0.75	$0.60	25.0%
Diluted adjusted EPS	$0.41	$0.33	24.2%	$0.81	$0.66	22.7%
Revenue
Revenue grew 16.2% for the quarter ended June 30, 2011, and excluding the impact of recent acquisitions (Crowe Paradis, 3E, Bloodhound, and Health Risk Partners), grew 8.8%. Overall revenue growth was the result of continued double-digit growth in Decision Analytics and solid growth in Risk Assessment. For second-quarter 2011, Decision Analytics revenue represented approximately 57% of total revenue.
Table 2A

	Three Months Ended			Year-to-Date
	June 30,		Change	June 30,		Change
	2011	2010	%	2011	2010	%

Decision Analytics revenue by category:
Fraud identification and detection solutions	$93,068	$79,195	17.5%	$179,654	$157,990	13.7%
Loss prediction solutions	55,405	39,779	39.3%	108,346	76,707	41.2%
Loss quantification solutions	38,277	28,414	34.7%	71,076	54,267	31.0%

Total Decision Analytics	$186,750	$147,388	26.7%	$359,076	$288,964	24.3%

Within the Decision Analytics segment, revenue grew 26.7% for second-quarter 2011 and organic growth was 12.5%. Growth in the quarter was driven by the continued strength of loss quantification solutions, which benefited from previously signed contracts and new solutions, as well as an active storm season. Good performance of loss prediction solutions, as well as improved growth in fraud identification and detection solutions caused by a rebound in mortgage-related revenue, also contributed to the quarterly growth.

Fraud identification and detection solutions revenue growth was 17.5% in second-quarter 2011 and 7.0% organic. Insurance fraud solutions continued with solid performance and mortgage fraud solutions grew versus 2010. In mortgage, growth in forensic audit solutions revenue was partially offset by lower revenues for underwriting solutions. Crowe Paradis, which was acquired in December 2010, and Bloodhound, acquired during second-quarter 2011, contributed to revenue growth for fraud identification and detection in the quarter.
Loss prediction solutions revenue grew 39.3% for second-quarter 2011 and 7.7% organically. The organic growth within this revenue category in the second quarter was primarily due to continued growth from weather and climate risk analytics and good performance of the company’s core catastrophe modeling services along with growth in our healthcare solutions. 3E, acquired in December 2010, contributed to revenue growth in the quarter.
Loss quantification solutions revenue continued strong organic performance with growth of 34.7% for second-quarter 2011 as a result of new customer contracts, recognition of major contracts won in 2010, new solutions, and an active storm season in the United States.
Table 2B

	Three Months Ended			Year-to-Date
	June 30,		Change	June 30,		Change
	2011	2010	%	2011	2010	%

Risk Assessment revenue by category:
Industry-standard insurance programs	$92,389	$87,427	5.7%	$185,246	$175,471	5.6%
Property-specific rating and underwriting information	35,017	34,267	2.2%	69,514	68,226	1.9%
Statistical agency and data services	7,633	7,190	6.2%	15,375	14,369	7.0%
Actuarial services	5,491	5,405	1.6%	10,938	10,801	1.3%

Total Risk Assessment	$140,530	$134,289	4.6%	$281,073	$268,867	4.5%

Within the Risk Assessment segment, revenue grew 4.6% for the quarter. The overall increase within the segment resulted primarily from a 5.7% revenue growth in industry-standard insurance programs resulting from continued enhancements of the offerings and moderation in customers’ premium declines, both of which were reflected in the 2011 invoices, as well as increased penetration with existing customers.
Property-specific rating and underwriting information revenue grew 2.2% for second-quarter 2011, as lower volumes from certain customers were offset by new product sales and continued rollout of a government contract. Statistical agency and data services grew 6.2% in the second quarter because of increases in 2011 invoices and increased customer services. Actuarial services were up 1.6% in the quarter.
Cost of Revenue
Cost of revenue increased 14.1% in second-quarter 2011 and 6.7% excluding acquisitions. The increase relates primarily to the impact of annual compensation increases as well as increased headcount related to the growth of our business. Excluding recent acquisitions, cost of revenue increased 0.8% for Risk Assessment and increased 11.0% for Decision Analytics in the second quarter.
Selling, General, and Administrative
Selling, general, and administrative expense, or SG&A, increased 31.1% in second-quarter 2011 and 10.5% excluding recent acquisitions. SG&A grew 20.1% for Risk Assessment, primarily related to annual compensation increases and accelerated expense recognition of options granted to employees who have reached age 62. SG&A grew 40.4% for Decision Analytics, and 2.4% excluding recent acquisitions as annual compensation increases and additions to personnel were offset in part by administrative efficiencies.

EBITDA
For second-quarter 2011, consolidated EBITDA grew 15.7% to $143.6 million, including a $3.4 million benefit due to the reversal of earn out liability related to certain acquisitions. In second quarter, the company determined those acquisitions would not likely achieve their 2011 targets set at the time of acquisition for exceptional performance and the sellers would therefore not be eligible to receive earn out payments. The consolidated EBITDA margin was 43.9%. The slight decline in margin versus second-quarter 2010 was primarily due to the impact of recent acquisitions, which reduced margins by 1.8% versus 2010, as well as accelerated option vesting.
Table 3

	Three Months Ended			Year-to-Date
	June 30,		Change	June 30,		Change
	2011	2010	%	2011	2010	%

Segment EBITDA:
Risk Assessment	$68,132	$66,198	2.9%	$142,291	$131,694	8.0%
EBITDA margin	48.5%	49.3%		50.6%	49.0%
Decision Analytics	$75,418	$57,841	30.4%	$140,316	$115,992	21.0%
EBITDA margin	40.4%	39.2%		39.1%	40.1%
Total EBITDA	$143,550	$124,039	15.7%	$282,607	$247,686	14.1%
EBITDA margin	43.9%	44.0%		44.1%	44.4%
Risk Assessment segment EBITDA grew 2.9% and Decision Analytics segment EBITDA grew 30.4% in second-quarter 2011 versus the previous year, as shown in Table 3. EBITDA margins were 48.5% and 40.4% in second-quarter 2011 for Risk Assessment and Decision Analytics, respectively. Annual salary and equity compensation increases for all businesses occur annually in April and increased operating expenses beginning in the second quarter.
The second-quarter margin in Risk Assessment declined to 48.5% from 49.3% in second-quarter 2010 as operating leverage was offset by annual salary increases and accelerated option expense related to the attainment of age 62 by certain employees. The second-quarter 2011 EBITDA margin for Decision Analytics grew to 40.4% from 39.2% in second-quarter 2010. The Decision Analytics margin was impacted negatively by 2.8% in the quarter by the recent acquisitions of Crowe Paradis, 3E, Bloodhound, and HRP, which grew EBITDA but reduced margin.

Net Income and Adjusted Net Income
Net income increased 12.3% in second-quarter 2011 driven by growth in the business. Adjusted net income grew 13.4% for the second quarter. The table below sets forth a reconciliation of net income to adjusted net income and adjusted EPS based on historical results:
Table 4

	Three Months Ended			Year-to-Date
	June 30,		Change	June 30,		Change
	2011	2010	%	2011	2010	%

Net income	$65,577	$58,404	12.3%	$131,453	$113,779	15.5%
plus: Amortization of intangibles	8,877	7,020		17,332	14,324
plus: Medicare subsidy	—	—		—	2,362

less: income tax effect on amortization of intangibles	(3,551)	(2,878)		(6,933)	(5,873)

Adjusted net income	$70,903	$62,546	13.4%	$141,852	$124,592	13.9%

Basic adjusted EPS	$0.42	$0.35	20.0%	$0.84	$0.69	21.7%

Diluted adjusted EPS	$0.41	$0.33	24.2%	$0.81	$0.66	22.7%

Weighted average shares outstanding
Basic	166,960,806	180,492,106		167,995,517	180,272,828

Diluted	174,634,046	189,541,893		175,799,120	189,498,324

Net Cash Provided by Operating Activities and Capital Expenditures
Net cash provided by operating activities was $187.1 million and increased $14.1 million, or 8.1%, for the six-month period ended June 30, 2011, compared with the same period in 2010. This growth was primarily the result of a $28.6 million increase caused by the improved profitability of the business, partially offset by an increase of $2.0 million in working capital and $12.8 million of increased taxes, net of option benefits.
Capital expenditures were $34.4 million in the six months ended June 30, 2011, an increase of $17.5 million over the same period in 2010, because of the periodic upgrades to our central technology platforms and related long-term leased software. Capital expenditures were 5.4% of revenue in the six months ended June 30, 2011. Net cash provided by operating activities less capital expenditures represented approximately 54% of EBITDA in first half of 2011.
Share Repurchases and Debt Issuance
The company continued to balance its internal investment and acquisition initiatives with share repurchases. In second-quarter 2011, the company repurchased shares for a total cost of $143.6 million at an average price of $33.74. At June 30, 2011, the company had $170.4 million remaining of its share repurchase authorization, including the pro forma impact of the incremental authorization of $150 million announced on July 18, 2011.
On April 6, 2011, Verisk issued $450 million in 5.8% Senior Notes due May 2021. The issuance was part of the strategic capital structure plan and was used to repay borrowings under the existing revolver and private placements and to fund acquisitions.

Conference Call
The company’s management team will host a live audio webcast on Wednesday, August 3, 2011, at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss the financial results and business highlights. All interested parties are invited to listen to the live event via webcast on the Verisk investor website at http://investor.verisk.com. The discussion is also available through dial-in number 1-877-368-8165 for U.S./Canada participants or 970-315-0262 for international participants.
A replay of the webcast will be available on the Verisk investor website for 30 days and also through the conference call number 1-800-642-1687 for U.S./Canada participants or 706-645-9291 for international participants using Conference ID #76614633.
About Verisk Analytics
Verisk Analytics (Nasdaq:VRSK) is a leading provider of information about risk to professionals in insurance, healthcare, mortgage, government, supply chain, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on vast industry expertise and unique proprietary data sets to provide predictive analytics and decision-support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets. For more information, visit www.verisk.com.
Forward-Looking Statements
This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “target,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.
Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Verisk’s quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K filed with the Securities and Exchange Commission. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures
The company has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, U.S. GAAP and may be different from non-GAAP measures reported by other companies. The company believes that its presentation of non-GAAP measures, such as EBITDA, adjusted net income, and adjusted EPS, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the company’s management uses these measures for reviewing the financial results of the company and for budgeting and planning purposes.
EBITDA
Table 5 below sets forth a reconciliation of net income to EBITDA based on our historical results:
Table 5

	Three Months Ended			Year-to-Date
	June 30,		Change	June 30,		Change
	2011	2010	%	2011	2010	%

Net income	$65,577	$58,404	12.3%	$131,453	$113,779	15.5%
Depreciation and amortization of fixed and intangible assets	19,732	16,964	16.3%	39,492	34,197	15.5%
Investment income and realized losses on securities, net	(115)	(121)	(5.0%)	(487)	(185)	163.2%
Interest expense	14,885	8,445	76.3%	24,500	16,911	44.9%
Provision for income taxes	43,471	40,347	7.7%	87,649	82,984	5.6%

EBITDA	$143,550	$124,039	15.7%	$282,607	$247,686	14.1%

EBITDA is a financial measure that management uses to evaluate the performance of our segments. The company defines “EBITDA” as net income before investment and other income, realized (gain)/loss on securities, interest expense, income taxes, and depreciation and amortization of fixed and intangible assets. Beginning in 2011, our EBITDA includes acquisition-related liabilities adjustment for all periods.

Although EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our statement of cash flow reported under U.S. GAAP. Management uses EBITDA in conjunction with traditional U.S. GAAP operating performance measures as part of its overall assessment of company performance. Some of these limitations are as follows:
•	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.
•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs.
•	Although depreciation and amortization are noncash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.
•	Other companies in our industry may calculate EBITDA differently than we do, limiting their usefulness as comparative measures.
Attached Financial Statements
Please refer to the full Form 10-Q filing for the complete financial statements and related notes.

VERISK ANALYTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2011 (Unaudited) and December 31, 2010

	2011
	unaudited	2010
	(In thousands, except for share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$51,970	$54,974
Available-for-sale securities	5,351	5,653
Accounts receivable, net of allowance for doubtful accounts of $3,829 and $4,028	145,632	126,564
Prepaid expenses	26,015	17,791
Deferred income taxes, net	3,681	3,681
Federal and foreign income taxes receivable	24,610	15,783
State and local income taxes receivable	9,063	8,923
Other current assets	29,155	7,066

Total current assets	295,477	240,435

Noncurrent assets:
Fixed assets, net	107,645	93,409
Intangible assets, net	241,330	200,229
Goodwill	712,561	632,668
Deferred income taxes, net	20,977	21,879
State income taxes receivable	1,773	1,773
Other assets	28,326	26,697

Total assets	$1,408,089	$1,217,090

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$121,285	$111,995
Acquisition related liabilities	—	3,500
Short-term debt and current portion of long-term debt	170,663	437,717
Pension and postretirement benefits, current	4,663	4,663
Fees received in advance	214,989	163,007

Total current liabilities	511,600	720,882

Noncurrent liabilities:
Long-term debt	854,499	401,826
Pension benefits	83,995	95,528
Postretirement benefits	22,203	23,083
Other liabilities	80,232	90,213

Total liabilities	1,552,529	1,331,532

Commitments and contingencies
Stockholders’ equity/(deficit):
Verisk Class A common stock, $.001 par value; 1,200,000,000 shares authorized; 350,338,030 and 150,179,126 shares issued and 150,625,134 and 143,067,924 outstanding as of June 30, 2011 and December 31, 2010, respectively	88	39
Verisk Class B (Series 1) common stock, $.001 par value; 400,000,000 shares authorized; 0 and 198,327,962 shares issued and 0 and 12,225,480 outstanding as of June 30, 2011 and December 31, 2010, respectively	—	47
Verisk Class B (Series 2) common stock, $.001 par value; 400,000,000 shares authorized; 193,665,008 shares issued and 14,771,340 outstanding as of June 30, 2011 and December 31, 2010, respectively	49	49
Unearned KSOP contributions	(836)	(988)
Additional paid-in capital	807,855	754,708
Treasury stock, at cost, 378,606,564 and 372,107,352 shares as of June 30, 2011 and December 31, 2010, respectively	(1,323,368)	(1,106,321)
Retained earnings	425,280	293,827
Accumulated other comprehensive losses	(53,508)	(55,803)

Total stockholders’ deficit	(144,440)	(114,442)

Total liabilities and stockholders’ deficit	$1,408,089	$1,217,090

VERISK ANALYTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For the Three Months and Six Months Ended June 30, 2011 and 2010

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands, except for share and per share data)
Revenues	$327,280	$281,677	$640,149	$557,831

Expenses:
Cost of revenues (exclusive of items shown separately below)	131,185	115,000	255,741	229,993
Selling, general and administrative	55,909	42,638	105,165	80,152
Depreciation and amortization of fixed assets	10,855	9,944	22,160	19,873
Amortization of intangible assets	8,877	7,020	17,332	14,324
Acquisition related liabilities adjustment	(3,364)	—	(3,364)	—

Total expenses	203,462	174,602	397,034	344,342

Operating income	123,818	107,075	243,115	213,489

Other income/(expense):
Investment (loss)/income	(10)	92	—	124
Realized gain on securities, net	125	29	487	61
Interest expense	(14,885)	(8,445)	(24,500)	(16,911)

Total other expense, net	(14,770)	(8,324)	(24,013)	(16,726)

Income before income taxes	109,048	98,751	219,102	196,763
Provision for income taxes	(43,471)	(40,347)	(87,649)	(82,984)

Net income	$65,577	$58,404	$131,453	$113,779

Basic net income per share of Class A and Class B:	$0.39	$0.32	$0.78	$0.63

Diluted net income per share of Class A and Class B:	$0.38	$0.31	$0.75	$0.60

Weighted average shares outstanding:
Basic	166,960,806	180,492,106	167,995,517	180,272,828

Diluted	174,634,046	189,541,893	175,799,120	189,498,324

VERISK ANALYTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
For the Six Months Ended June 30, 2011 and 2010

	2011	2010
	(In thousands)
Cash flows from operating activities:
Net income	$131,453	$113,779
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	22,160	19,873
Amortization of intangible assets	17,332	14,324
Amortization of debt issuance costs	729	789
Amortization of debt original issue discount	25	—
Allowance for doubtful accounts	557	526
KSOP compensation expense	6,408	5,729
Stock-based compensation	12,331	10,284
Non-cash charges associated with performance based appreciation awards	583	792
Acquisition related liabilities adjustment	(3,364)	—
Realized gain on securities, net	(487)	(61)
Deferred income taxes	1,660	507
Other operating	30	30
Loss on disposal of assets	221	38
Excess tax benefits from exercised stock options	(5,470)	(10,036)

Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(16,979)	(28,694)
Prepaid expenses and other assets	(8,082)	(5,504)
Federal and foreign income taxes	7,703	17,729
State and local income taxes	(140)	(1,387)
Accounts payable and accrued liabilities	(15,190)	(18,327)
Fees received in advance	50,520	55,959
Other liabilities	(14,913)	(3,316)

Net cash provided by operating activities	187,087	173,034

Cash flows from investing activities:
Acquisitions, net of cash acquired of $590 and $1,556, respectively	(121,721)	(6,386)
Earnout payments	(3,500)	—
Proceeds from release of acquisition related escrows	—	283
Escrow funding associated with acquisitions	(19,560)	(1,500)
Purchases of available-for-sale securities	(1,338)	(262)
Proceeds from sales and maturities of available-for-sale securities	1,704	511
Purchases of fixed assets	(28,171)	(15,570)

Net cash used in investing activities	(172,586)	(22,924)

VERISK ANALYTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
For the Six Months Ended June 30, 2011 and 2010
(CONTINUED)

	2011	2010
	(In thousands)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of original issue discount	448,956	—
Repayment of short-term debt refinanced on a long-term basis	(295,000)	—
Proceeds/(repayments) of short-term debt, net	72,919	(64,069)
Repurchase of Verisk Class A common stock	(214,021)	(62,266)
Repayment of current portion of long-term debt	(50,000)	—
Payment of debt issuance cost	(4,434)	—
Net share settlement of taxes upon exercise of stock options	—	(15,051)
Excess tax benefits from exercised stock options	5,470	10,036
Proceeds from stock options exercised	18,032	16,733

Net cash used in financing activities	(18,078)	(114,617)

Effect of exchange rate changes	573	(193)

(Decrease)/increase in cash and cash equivalents	(3,004)	35,300

Cash and cash equivalents, beginning of period	54,974	71,527

Cash and cash equivalents, end of period	$51,970	$106,827

Supplemental disclosures:
Taxes paid	$80,924	$63,545

Interest paid	$17,997	$16,299

Non-cash investing and financing activities:
Repurchase of Verisk Class A common stock included in accounts payable and accrued liabilities	$5,292	$2,635

Deferred tax asset/(liability) established on date of acquisition	$1,280	$(732)

Capital lease obligations	$8,013	$602

Capital expenditures included in accounts payable and accrued liabilities	$307	$668

Increase in goodwill due to acquisition related escrow distributions	$—	$6,996